[LOGO] INDYMAC BANCORP, INC.


                                                                  March 13, 2002

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. ("IndyMac"). The meeting will be held on April 24, 2002 at 9:00 a.m. at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

     We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you are unable to attend.

     Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

     On behalf of the Board of Directors, I thank you for your assistance.


Sincerely,



/s/ David S. Loeb
------------------------
David S. Loeb
CHAIRMAN OF THE BOARD

                             INDYMAC BANCORP, INC.
                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 24, 2002

                             -----------------------

To the Stockholders of INDYMAC BANCORP, INC.:

     If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made. Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of IndyMac Bancorp, Inc. ("IndyMac") will be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on April 24, 2002 at 9:00 a.m., local time, for the following purposes:

     1.   To elect the Board of Directors for the ensuing year;

     2.   To approve the IndyMac Bancorp, Inc. 2002 Incentive Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the proposals described above is more fully described in the accompanying Proxy Statement, which forms a part of this Notice. If the IndyMac Bancorp, Inc. 2002 Incentive Plan is not approved by stockholders, the employment agreement that IndyMac recently entered into with Michael W. Perry, IndyMac's Chief Executive Officer, may be terminated by Mr. Perry and his prior employment agreement would thereupon be reinstated for its one-year remaining term. See "Executive Compensation-Employment Agreements-Chief Executive Officer" herein.

     The Board of Directors has fixed the close of business on February 25, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of those stockholders will be available for inspection at the offices of IndyMac located at 155 North Lake Avenue, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope is enclosed for this purpose and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.


                                        By Order of the Board of Directors


                                        /s/ Richard L. Sommers
                                        ----------------------------------
                                        Richard L. Sommers
                                        EXECUTIVE VICE PRESIDENT, GENERAL
                                        COUNSEL AND SECRETARY


March 13, 2002

--------------------------------------------------------------------------------
     EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND
     COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.
--------------------------------------------------------------------------------

                             INDYMAC BANCORP, INC.
                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                             -----------------------

                                PROXY STATEMENT

                             -----------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 2002

     This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. ("IndyMac") in connection with the solicitation by the Board of Directors of IndyMac of proxies to be voted at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on April 24, 2002, at 9:00 a.m. or at any adjournment or postponement thereof. IndyMac expects to mail the proxy solicitation materials for the Annual Meeting on or about March 13, 2002.

     The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of IndyMac, none of whom will receive additional compensation therefor, may also solicit proxies by telephone or other personal or electronic contact. IndyMac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. IndyMac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

     A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given thereon. If no instructions are given, the shares will be voted in favor of the election of the director nominees and the other proposal described herein.

     Only holders of shares of IndyMac's Common Stock, par value $0.01 per share (the "Common Stock"), of record at the close of business on the February 25, 2002 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 60,191,134 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac's Bylaws and the Delaware General Corporation Law (the "DGCL"), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (that is, proxies from brokers or nominees as to which such persons have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determiningapproval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting, a broker non-vote will be deemed "not entitled to vote" on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that proposal. Election of the nominees named in this proxy statement as directors of IndyMac (Proposal One) will require that they receive a majority of the votes cast on the matter. Approval of the IndyMac Bancorp, Inc. 2002 Incentive Plan (Proposal Two) will require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter, provided that the total votes cast on the proposal constitute the vote of at least a majority of the shares entitled to vote on the proposal. Accordingly, broker non-votes will have no legal effect with respect to Proposal One and Proposal Two described herein.

                         RECEIVE YOUR ANNUAL REPORT AND
                       PROXY STATEMENT ON-LINE NEXT YEAR

     You can save IndyMac future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet.

     Most stockholders can elect to view future IndyMac proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those stockholders will be given the opportunity to consent to future Internet delivery when they vote their proxy this year. (For some stockholders this option is only available if you vote electronically by the Internet).

     If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

     If you consent, your account will be so noted and, when IndyMac's 2002 Annual Report and the Proxy Statement for the 2003 Annual Meeting of Stockholders become available, you will be notified on how to access them on the Internet.

     Stockholders who elected last year to receive their IndyMac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other IndyMac stockholders.

     If you elect to receive your IndyMac materials via the Internet, you can still request paper copies by contacting Investor Relations at IndyMac Bancorp, Inc., 155 N. Lake Avenue, P.O. Box 7211, Pasadena, California 91109-7137.

                             PRINCIPAL STOCKHOLDERS

     The following table shows, with respect to each person or entity known by IndyMac to be the beneficial owner of more than 5% of IndyMac's outstanding Common Stock as of February 11, 2002, (1) the number of shares of Common Stock so owned, and (2) the percentage of all shares outstanding represented by such ownership (based upon the most recently reported number of shares outstanding as of that date).


        NAME AND ADDRESS OF BENEFICIAL OWNER               NUMBER OF SHARES      PERCENT OF CLASS
        ------------------------------------               ----------------      ----------------
        Capital Group International, Inc. (1) . . . . . .     6,713,000                 11%
        Capital Guardian Trust Company
        11100 Santa Monica Boulevard
        Los Angeles, California 90025

-----------------
(1) Based upon Amendment No. 4 to Schedule 13G filed February 11, 2002 with the Securities and Exchange Commission. Capital Guardian Trust Company ("Capital Guardian") is a wholly owned subsidiary of Capital Group International, Inc. ("Capital Group") and the 6,052,300 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no investment or voting power with respect to any of the shares shown and that investment, and in some cases voting, power with respect to the shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 6,052,300 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and, in some cases, voting power with respect to the shares beneficially owned by it.

                             ELECTION OF DIRECTORS

     IndyMac has eight directors. The eight current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee.

DIRECTOR NOMINEES

     The following persons have been nominated to serve as directors of IndyMac for the ensuing year:

     DAVID S. LOEB, age 78, has been Chairman of the Board of Directors of IndyMac since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of IndyMac. He is also Chairman of the Board of Directors of IndyMac Bank, F.S.B., a wholly owned subsidiary of IndyMac ("IndyMac Bank"). Mr. Loeb was a co-founder of Countrywide Credit Industries, Inc. ("CCI"), a former affiliate of IndyMac, and was President of CCI from its formation in March 1969 to February 2000. He also served as Chairman of CCI from its formation to March 1999. Mr. Loeb served as a director of both CCI and Countrywide Home Loans, Inc. ("CHL"), a subsidiary of CCI, until February 2000.

     MICHAEL W. PERRY, age 39, is Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank, and he has been a director of IndyMac since October 1997. Mr. Perry has been with IndyMac since January 1993 and previously served as President of IndyMac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank and as Chief Financial Officer of Commerce Security Bank. He has 15 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

     LYLE E. GRAMLEY, age 75, has been a director of IndyMac since January 1993. He is also a director of IndyMac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. Since

September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and, more recently, as a consulting economist. During that period he also has been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging.

HUGH M. GRANT, age 65, became a director of IndyMac in May 2000. He is also adirector of IndyMac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young (Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. Mr. Grant serves on the Board of Directors and as Chairman of the Audit Committee of Inglewood Park Cemetery. He also served on the Board of Directors and as Chairman of the Audit Committee of the Santa Barbara Group of Mutual Funds.

PATRICK C. HADEN, age 49, became a director of IndyMac in March 2000. He is also a director of IndyMac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, an equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc., Elkay Plastics Co., Inc., Financial Pacific Insurance Group, Inc. and Bradshaw International, Inc. He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from the University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received his J.D. from Loyola Law School in 1982.

ROBERT L. HUNT II age 51, became a director of IndyMac in November 2001. Mr. Hunt is also a director of IndyMac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Co., the holding company for Home Savings of America. Mr. Hunt is currently a trustee for the Coast Federal Contingent Payments Right Litigation Trust, the publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.

FREDERICK J. NAPOLITANO, age 72, has been a director of IndyMac since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He is also a director of IndyMac Bank. Mr. Napolitano was a director of Home Mortgage Access Corporation, serves on the Board of Directors and the Executive Committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, the Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983 and the Federal National Mortgage Association Advisory Board from 1984 to 1985. Mr. Napolitano was Chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

JAMES R. UKROPINA, age 64, became a director of IndyMac in February 2001. He is also a director of IndyMac Bank. Since February 2001, Mr. Ukropina has been Of Counsel to O'Melveny & Myers LLP, and prior to that date he served as a senior partner with the law firm since 1992. He serves on the Board of Directors of Lockheed Martin Corporation, Pacific Life Insurance Company, Central Natural Resources Corporation and The TCW Group, Inc. He also serves on the Audit Committee and the Ethics and Nominating Committee of the Board of Directors of Lockheed Martin Corporation. Mr. Ukropina previously served on the Board of Directors of Security Pacific Corporation, Santa Fe International Corporation, Miller's Outpost, Stanford University, the California Chamber of Commerce, the California Business Roundtable, Occidental College, Executive Service Corps of Southern California, the Advisory Council of the Stanford Graduate School of Business, KCET, a public television station in Los Angeles, and the California Economic Development Corporation. Mr. Ukropina received his A.B. degree in 1959 from Stanford University and his M.B.A. in 1961 from the Stanford Graduate School of Business Administration. In 1965, he received his L.L.B. from the University of Southern California Law School where he was Editor-in- Chief of the Southern California Law Review.

VOTE REQUIRED; BOARD RECOMMENDATION

     A majority of the votes cast at the Annual Meeting, provided that a quorum is present, will be required to elect the directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

BOARD MEETINGS AND ATTENDANCE

     The Board of Directors held six meetings, in person or by telephone, during 2001.

     The Audit Committee of the Board of Directors acts pursuant to a written charter, which the Board of Directors initially adopted on May 23, 2000 and amended in October 2000 and January 2001. A copy of the Audit Committee Charter is attached hereto as Appendix A. In the opinion of the Board of Directors of IndyMac, all current members of the Audit Committee are independent directors within the meaning of Section 303 of the Listed Company Manual of the New York Stock Exchange. The committee held five meetings in 2001. The committee consists of Messrs. Grant, Hunt and Ukropina. Mr. Napolitano served on this committee until February 5, 2001 when he was replaced by Mr. Ukropina. Mr. Kearns served on this committee until January 21, 2002 when his retirement from the Board of Directors became effective. Mr. Hunt joined this committee on November 20, 2001. The chairman of the committee is Mr. Grant.

     The Management Development and Compensation Committee ("Compensation Committee") of the Board of Directors administers IndyMac's Stock Incentive Plan as well as the Deferred Compensation Plan, the Amended and Restated Loan Plan and the Defined Benefit Pension Plan, and reviews the compensation of IndyMac's executive officers. The committee held 16 meetings in 2001, with all but four of the meetings being special meetings held in connection with the renegotiation of the employment agreement with IndyMac's Chief Executive Officer. See "Executive Compensation-Employment Agreements" and "Executive Compensation-Compensation Committee Report on Executive Compensation." The committee consists of Messrs. Napolitano, Haden and Ukropina, each of whom is a non-employee director of IndyMac. Mr. Ukropina joined this committee on July 18, 2001. The chairman of the committee is Mr. Napolitano.

     The Asset and Liability Committee of the Board of Directors oversees the management of IndyMac's overall interest rate, credit and liquidity risk. The committee held four meetings in 2001. The committee consists of Messrs. Gramley, Loeb and Perry. The chairman of the committee is Mr. Gramley.

     The Nominating and Governance Committee of the Board of Directors reviews and recommends to the Board of Directors, among other things, Board membership criteria, nominees for election as directors at the Annual Meeting of Stockholders, committees of the Board and matters relating to the performance and compensation of Board members. The committee, which was established in October 2001, held one meeting in 2001. The Guidelines for Corporate Governance Issues, which sets forth the general corporate governance policies and procedures of IndyMac's Board of Directors, including the specific responsibilities of the committee, has been filed as an Exhibit to IndyMac's Annual Report on Form 10-K for the year ended December 31, 2001. The committee consists of Messrs. Napolitano, Grant, Haden and Ukropina. The chairman of the committee is Mr. Napolitano.

DIRECTOR COMPENSATION

     During 2001, each director who was not an employee of IndyMac received (i) an annual retainer fee of $50,000 (or pro rata amounts in the case of Messrs. Ukropina and Hunt, who were appointed to the Board of Directors in February 2001 and November 2001, respectively), (ii) a $2,500 committee meeting fee ($5,000 for the committee chairman) for attendance at committee meetings, and (iii) reimbursement for expenses related to attending meetings. On February 5, 2001, each outside director (other than Mr. Hunt) received a grant of stock options covering 15,544 shares of Common Stock, with an exercise price of $24.4150 per share. Mr. Hunt received a grant of stock options covering 7,772 shares of Common Stock on November 20, 2001, with an exercise price of $22.0350, which is a pro-rated number of stock options since Mr. Hunt joined the IndyMac Board of Directors more than six months following the annual grant of stock options. All of the foregoing options become exercisable one year after the applicable grant date. Directors of IndyMac are eligible to participate in IndyMac's Deferred Compensation Plan, which allows directors to defer all or a portion of their annual retainer and committee meeting fees. The Deferred Compensation Plan requires the deferral of an annual minimum amount of $2,000 for a number of years designated by each participating director, subject to a minimum deferral period of five years, with IndyMac matching a percentage of the deferral. For fiscal year 2001, the Deferred Compensation Plan provided a return of 11%. During 2001, Messrs. Gramley and Haden deferred $70,000 and $3,600, respectively, of their annual retainer and committee fees, and IndyMac contributed $2,800 and $1,800 to their respective deferred compensation accounts as matching funds.

     IndyMac has a Director Emeritus program under which a retiring director who has attained at least the age of 65, has served as director of IndyMac for at least five years and is in good standing may agree to provide consulting and advisory services to IndyMac in exchange for a percentage of the annual retainer paid to the director during the preceding twelve months, depending on the director's length of service prior to becoming a Director Emeritus. The program also requires that a Director Emeritus refrain from competing with IndyMac and becoming affiliated with any competitor of IndyMac. Thomas J. Kearns, who retired from the Board of Directors effective January 21, 2002, currently participates in the Director Emeritus program. He will receive an annual retirement benefit of $42,000 for the remainder of his life. In addition to this benefit under the Director Emeritus program, Mr. Kearns will receive an additional $20,000 on each of the first and second anniversary dates of his retirement for specific consulting services he has agreed to provide IndyMac. The retirement age requirement for this program was waived for Mr. Kearns in recognition of his service as a director of IndyMac for over 10 years.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of Common Stock by each director nominee, IndyMac's Chief Executive Officer and each of IndyMac's other four most highly compensated executive officers, and all executive officers and directors as a group, as of December 31, 2001. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of Common Stock that were outstanding or issuable within 60 days upon the exercise of options outstanding as of December 31, 2001.


                                                                                 SHARES OF COMMON
                                                                                    STOCK OWNED      PERCENT
     NAME                                                                          BENEFICIALLY(1)   OF CLASS
     ----                                                                        -----------------   --------
     David S. Loeb  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     352,502            *
     Michael W. Perry . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,211,131(2)       2.0%
     Lyle E. Gramley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     157,078(3)         *
     Hugh M. Grant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37,544            *
     Patrick C. Haden . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46,459(4)         *
     Robert L. Hunt II. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           -            *
     Frederick J. Napolitano  . . . . . . . . . . . . . . . . . . . . . . . . . .     240,705(5)         *
     James R. Ukropina  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17,544            *
     Richard H. Wohl. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     461,031(6)         *
     S. Blair Abernathy . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     138,327(7)         *
     Carmella L. Grahn. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     133,048(8)         *
     All directors and executive officers as a group (12 persons) . . . . . . . .   2,892,198         4.79%

---------------
*    Less than one percent of class.

(1) Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of December 31, 2001 held by the following persons: Mr. Loeb, 225,000 shares; Mr. Perry, 1,081,096 shares; Mr. Gramley, 55,544 shares; Mr. Grant, 35,544 shares; Mr. Haden, 35,544; Mr. Napolitano, 91,107 shares; Mr. Ukropina, 15,544 shares; Mr. Wohl, 429,586 shares; Mr. Abernathy, 125,831 shares; Ms. Grahn 107,717 shares; all directors and executive officers as a group, 2,299,179 shares.

(2)  Includes 1,315 shares held in Mr. Perry's 401(k) account.

(3)  Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)  Includes 5,075 shares owned by Cindy Haden, the wife of Mr. Haden.

(5) Includes 10,000 shares owned by a limited liability company in which Mr. Napolitano has a 1% ownership interest. Mr. Napolitano disclaims beneficial ownership of these securities except to the extent of his ownership interest in the limited liability company.

(6)  Includes 268 shares held in Mr. Wohl's 401(k) account.

(7)  Includes 975 shares held in Mr. Abernathy's 401(k) account.

(8)  Includes 1,086 shares held in Ms. Grahn's 401(k) account.

                               EXECUTIVE OFFICERS

     The executive officers of IndyMac are:

                                                                                                    OFFICER
NAME                              AGE                   OFFICE                                       SINCE
----                              ---                   ------                                      -------
David S. Loeb . . . . . . . . . . 78        Chairman of IndyMac and IndyMac Bank                      1985
Michael W. Perry  . . . . . . . . 39        Chief Executive Officer of IndyMac and IndyMac Bank       1993
Richard H. Wohl . . . . . . . . . 43        Senior Executive Vice President of IndyMac Bank;          1994
                                            President and Chief Operating Officer of IndyMac
                                            Bank's Mortgage Banking Group
S. Blair Abernathy. . . . . . . . 40        Executive Vice President, Capital Markets of              1994
                                            IndyMac Bank's Mortgage Banking Group
Carmella L. Grahn . . . . . . . . 38        Executive Vice President and Chief Financial Officer      1993
                                            of IndyMac and IndyMac Bank
A. Scott Keys . . . . . . . . . . 39        Executive Vice President and Chief Financial Officer      2002
                                            of IndyMac and IndyMac Bank
                                            (effective March 11, 2002)
Roger H. Molvar . . . . . . . . . 46        Executive Vice President and Chief Administrative         2000
                                            Officer of IndyMac and IndyMac Bank

     Biographical information with respect to Messrs. Loeb and Perry is set forth above under "Election of Directors -Director Nominees."

     RICHARD H. WOHL is Senior Executive Vice President of IndyMac Bank and the President and Chief Operating Officer of IndyMac Bank's Mortgage Banking Group. Mr. Wohl is responsible for IndyMac Bank's mortgage banking business and each of its customer channels, products and key support functions, such as consumer lending technology and secondary marketing. Mr. Wohl previously served IndyMac in several capacities, including as general counsel and secretary from April 1994 to February 1999, and as Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000. Prior to joining IndyMac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

     S. BLAIR ABERNATHY is Executive Vice President, Capital Markets of IndyMac Bank's Mortgage Banking Group. Mr. Abernathy is responsible for the hedging, trading, product development, risk-based pricing and secondary market functions of IndyMac Bank. Prior to joining IndyMac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as the Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries.

     CARMELLA L. GRAHN was Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank through March 8, 2002. As Chief Financial Officer, Ms. Grahn was responsible for accounting, tax, and financial planning, analysis and reporting. Ms. Grahn is now managing key financial projects for IndyMac, including an information technology project relating to the financial accounting and reporting functions of IndyMac and IndyMac Bank. Prior to joining IndyMac in October 1993, Ms. Grahn was an audit manager in the Financial Services Special Practice Group at Price Waterhouse. At Price Waterhouse, her clients included commercial banks, savings and loans, mortgage banks, mutual funds and real estate developers. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly traded bank. Ms. Grahn is a Certified Public Accountant and received a B.A. in accounting from Ohio University and the Elijah Watt Sells award for ranking in the top 1% of candidates sitting for the CPA examination nationwide.

     A. SCOTT KEYS is Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank. Mr. Keys is responsible for accounting, tax, and financial planning, analysis and reporting. Prior to joining IndyMac in March 2002, Mr. Keys was a partner with Ernst & Young LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio and Los Angeles, California offices beginning in September 1986. Mr. Keys is a Certified Public Accountant and received a B.S. in accounting from Loyola Marymount University in Los Angeles, California.

     ROGER H. MOLVAR is Executive Vice President and Chief Administrative Officer of IndyMac and IndyMac Bank. Mr. Molvar has management responsibility for finance and administrative functions, including Corporate Finance, Treasury, Acquisitions,Venture Capital Investments, Investor and Media Relations and Strategic Planning. Prior to joining IndyMac in July 2000, among other responsibilities, he was Senior Vice President and Management Committee member of The Times Mirror Company, Senior Vice President & Comptroller, First Interstate Bank, Chief Financial Officer, Helionetics, Inc. and a senior manager at Arthur Andersen. Mr. Molvar chairs the Executive Committee of the SEC and Financial Reporting Institute-University of Southern California, having previously served as a member of the Accounting Standards Executive Committee (AcSEC) and its Business Combinations Task Force (1995 to 1998). He is a past member of the Financial Executives Institute's Advisory Committee on the use of Internet/Intranet Technologies and was Chairman of the FASB's Working Group on the delivery of financial information to investors via web-enabled strategies. His affiliations include the American Institute of Certified Public Accountants, where he recently completed duties on the Professional Ethics Executive Committee (the profession's standards enforcement arm). Mr. Molvar received his undergraduate degree in business administration from the University of Washington. He is an honors graduate of the Graduate School of Financial Management-Dartmouth and the Stanford University Advanced Management College.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid by IndyMac and its subsidiaries to the named executive officers of IndyMac for all services in all capacities during the years indicated.


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                                                  ----------------------------
                                                                                    RESTRICTED     SECURITIES
                                            ANNUAL COMPENSATION                       STOCK        UNDERLYING
NAME AND PRINCIPAL                         ----------------------    OTHER ANNUAL     AWARD          OPTIONS      ALL OTHER
POSITION(S) DURING 2001         YEAR       SALARY(1)     BONUS(1)    COMPENSATION      ($)              (#)     COMPENSATION(2)
-----------------------         ----       ---------    ----------   ------------   ----------     ----------   ---------------

David S. Loeb (3). . . . . . .  2001        $687,500    $        -   $       -              -        500,000      $      -
  Chairman of the Board         2000         550,000             -           -              -        125,000             -
                                1999         550,000             -           -              -        250,000             -

Michael W. Perry(4). . . . . .  2001         830,821     1,000,000      68,793(5)           -      1,000,000       116,536
  Chief Executive Officer       2000         754,646             -      87,936              -      1,000,000        91,245
                                1999         695,750       945,000           -        249,999        250,000        21,502

Richard H. Wohl. . . . . . . .  2001         491,293       200,000       6,024(6)           -        500,000        59,536
  Senior Executive Vice         2000         441,667       185,638           -              -        500,000        91,842
  President, IndyMac Bank       1999         350,000       450,000           -        100,002        100,000        53,639

S. Blair Abernathy . . . . . .  2001         287,605       150,000       8,798(6)           -        250,000        37,301
  Executive Vice                2000         231,094       320,998           -              -         37,500        34,826
  President, IndyMac Bank       1999         225,000       250,000           -         49,996         50,000         4,800

Carmella L. Grahn  . . . . . .  2001         225,038       230,000         955(6)           -         15,410        45,511
  Chief Financial Officer       2000         211,854       214,564           -              -         37,500        25,100
                                1999         189,750       175,000           -         49,996         50,000        33,873


--------------
(1) Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned. Amounts shown for 2001 Salary include the following:
     (i) Mr. Perry: imputed income of $1,116 relating to club dues; and (ii) Mr.
     Abernathy: $23,238 for retroactive pay for 2000.

(2) Amounts shown for 2001 consist of the following: (i) Mr. Perry: split-dollar life insurance premiums paid by IndyMac-$38,250; IndyMac contribution to 401(k) Plan-$5,100; IndyMac contribution to deferred compensation account-$73,186; (ii) Mr. Wohl: IndyMac contribution to 401(k) Plan-$5,100; IndyMac contribution to deferred compensation account-$27,075; forgiveness of loan-$27,361 (iii) Mr. Abernathy: IndyMac contribution to 401(k) Plan-$5,100; IndyMac contribution to deferred compensation account-$24,607; forgiveness of loan-$7,594 (iv) Ms. Grahn: IndyMac contribution to 401(k) Plan-$5,100; IndyMac contribution to deferred compensation account-$17,580; forgiveness of loan-$22,831.

(3) Mr. Loeb is a director and executive officer of IndyMac. The amount of salary for 2000 and 1999 represents compensation for Mr. Loeb's service as an executive officer pursuant to an employment agreement entered into with IndyMac on December 30, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation."

(4) Mr. Perry is Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac. Mr. Perry is compensated as an executive officer of IndyMac. See "Compensation Committee Report on Executive Compensation."

(5) Includes: $13,200 for car allowance; $10,093 for financial and tax planning; $25,867 for club dues; and $19,633 for interest accrued on deferred compensation in excess of the applicable federal rate.

(6) Amounts shown consist of interest accrued on deferred compensation in excess of the applicable federal rate.

STOCK OPTION PLANS

     GENERAL. Stock options have been granted to directors and officers of IndyMac and IndyMac Bank pursuant to IndyMac's 2000 Stock Incentive Plan (the "2000 Plan"). Additional stock options were also granted to certain directors and executive officers of IndyMac under the 1998 Stock Incentive Plan (the "1998 Plan"), which was terminated in connection with IndyMac's adoption of the 2000 Plan, the 1996 Stock Incentive Plan (the "1996 Plan"), which was terminated in connection with IndyMac's adoption of the 1998 Plan, and under the 1994 Stock

Incentive Plan (the "1994 Plan"), which was terminated in connection with IndyMac's adoption of the 1996 Plan (the 2000 Plan, the 1994 Plan, the 1996 Plan and the 1998 Plan are collectively referred to herein as the "Stock Option Plans"). The termination of the 1998 Plan, the 1996 Plan and the 1994 Plan did not affect the validity of stock options granted thereunder, some of which are currently outstanding. The Stock Option Plans are administered by the Compensation Committee of the Board of Directors.


                    STOCK OPTION GRANTS IN FISCAL YEAR 2001

                                                                INDIVIDUAL GRANTS
                                   -----------------------------------------------------------------------------
                                   NUMBER OF
                                   SECURITIES    % OF TOTAL
                                   UNDERLYING     OPTIONS
                                    OPTIONS      GRANTED TO       EXERCISE
                                    GRANTED      EMPLOYEES IN   PRICE ($/SHARE)    EXPIRATION     GRANT DATE
NAME                                 (#)(1)      FISCAL YEAR          (2)             DATE      PRESENT VALUE(3)
----                               ----------    ------------   ---------------    ----------   ----------------
David S. Loeb . . . . . . . . . .     500,000       15.13%         $24.4150          2/5/11         $4,006,900
Michael W. Perry. . . . . . . . .   1,000,000       30.27           24.4150          2/5/11          8,013,800
Richard H. Wohl . . . . . . . . .     500,000       15.13           24.4150          2/5/11          4,006,900
S. Blair Abernathy. . . . . . . .     250,000        7.57           24.4150          2/5/11          2,003,450
Carmella L. Grahn . . . . . . . .      15,410        0.47           24.4150          2/5/11            123,500

--------------
(1) All stock options granted become immediately exercisable in the event of a "Change in Control" as defined in the Stock Option Plans.

(2) The exercise price of $24.4150 is the average of the high and low sales prices for the Common Stock, as published in the Western Edition of THE WALL STREET JOURNAL, on the date of grant.

(3) The present value of the options as of the grant date was calculated using a Black-Scholes single option-pricing model. The assumptions used for the model were: expected volatility of 40%, risk-free interest rate of return (approximately equal to the weighted average of the ten-year Treasury rate on the grant date) of 5.17%, expected dividend yield of 0% and time to exercise of 3 years. No discounting was done to account for nontransferability or vesting. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.


                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                       AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                        SHARES                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                       ACQUIRED                 OPTIONS AT FY-END (#)              AT FY-END($)
                          ON        VALUE    --------------------------    --------------------------
NAME                   EXERCISE    REALIZED  EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                   --------   ---------- -----------  -------------    -----------  -------------
David S. Loeb  . . .          0   $        0     125,000        500,000    $ 1,495,938  $           0
Michael W. Perry . .    127,570    2,321,068     681,096      1,883,334      7,573,059     10,633,800
Richard H. Wohl  . .     49,580      644,739     229,586        933,334      2,852,843      5,210,925
S. Blair Abernathy .     47,010      731,520      63,331        291,667        798,796        511,150
Carmella L. Grahn  .          0            0      84,945         72,487        976,921        511,150

     DELIVERY OF SHARES OF COMMON STOCK. Each recipient of stock options is allowed to pay the exercise price of the stock options and/or any related withholding taxes through the delivery of Common Stock owned by the recipient for at least six months (or such other period required under applicable law) and satisfying such other requirements as the Compensation Committee may specify from time to time, having an aggregate fair market value (as defined in the 2000
Plan) that is equal to the amount of cash that would otherwise be required to complete payment of the exercise price of the stock options and/or any related withholding taxes. Each recipient of restricted stock is allowed to pay the statutory withholding taxes due upon vesting through the delivery of a portion of the vested restricted stock having an aggregate fair market value (as defined in the 2000
Plan) that is equal to the amount of cash that would otherwise be required to pay the statutory withholding taxes.

     LOAN PLANS. The Board of Directors previously adopted two loan plans (the "Prior Loan Plans") under which loans were made to officers, directors and employees of IndyMac in connection with the exercise of stock options granted under the 1994 Plan and the 1996 Plan. In 1997, 1998, 1999 and 2000, the Board of Directors amended and restated the Prior Loan Plans to provide financing for, among other things, the exercise of stock options granted under the 1998 Plan and the 2000 Plan (the "Amended and Restated Loan Plan"). The Amended and Restated Loan Plan is administered by the Compensation Committee. Under the Amended and Restated Loan Plan, officers, directors and employees are permitted to obtain loans with principal amounts of up to (a) the purchase price required to be paid to IndyMac upon the exercise of one or more stock options, plus any applicable withholding taxes, (b) less any legally required margin amount, and for loans to officers and employees, 25% of the fair market value of the underlying Common Stock (as of the exercise date). Additionally, under the Amended and Restated Loan Plan (1) quarterly mark-to-market margin calls are required on loans with outstanding principal balances exceeding 90% of the fair market value of the Common Stock pledged to secure the loan (as of the last business day of each quarter), and (2) penalties, including termination of the borrower's employment or directorship, may be imposed for failure to meet margin calls. In addition, the aggregate amount of loans that may be outstanding to any borrower is limited to $1 million for directors and officers with the title of Senior Executive Vice President or above, $500,000 for officers with the title of Executive Vice President or Senior Vice President and $100,000 for all other borrowers.

     Loans may be for a period of five years, which term may be renewed at the Compensation Committee's discretion, at interest rates that are determined by the Compensation Committee and that, at the option of the borrower, are either fixed for the term of the loan or adjustable annually by IndyMac, with such interest rates being required to be at all times at least sufficient to avoid imputed interest required under the Internal Revenue Code of 1986, as amended (the "Code"). Loans made under the Amended and Restated Loan Plan are recourse loans (meaning that they are direct, personal obligations of the borrower) and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. Installments of principal and interest on loans made under the Amended and Restated Loan Plan are due quarterly, and dividends, if any, paid on the pledged Common Stock are required to be applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, or no dividends are paid for the quarter, the interest is due and payable immediately. To the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, or no dividends are paid for the quarter, the difference is payable upon the maturity of the loan. In the event of the sale or transfer of any of the shares of Common Stock pledged as a security, except under certain limited conditions, the unpaid principal balance and accrued interest become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer.

     UNSECURED LOAN PROGRAM. In October 1998, the Compensation Committee authorized those officers and employees, but not non-employee directors, of IndyMac and its affiliates who had outstanding loans under the Amended and Restated Loan Plan an opportunity to make a one-time election to, among other alternatives, sell back to IndyMac at the then fair market value the pledged shares of Common Stock securing their notes (as well as other Common Stock owned by the officer or employee) and to finance any remaining balance of the original loan with a new unsecured loan or to make various modifications to the interest rate provisions or maturities of their loans, including one alternative under which the loan maturity could be extended to 20 years.

     LOAN MODIFICATION PROGRAMS. The Board of Directors has imposed a limit, that is to be met by December 31, 2002, on the aggregate amount of loans that may be outstanding at any time under the Amended and Restated Loan Plan and any other loan plan adopted by the Board of Directors equal to 1% of IndyMac's consolidated net worth. In October 1999, the Board of Directors authorized loan modification programs for secured and unsecured loans to enable IndyMac to meet the 1% limitation maintained under the Amended and Restated Loan Plan ("Loan Modification Programs"). Under the Loan Modification Programs, each borrower was given a one-time opportunity to convert the borrower's outstanding loan to a non-interest bearing loan that requires the borrower to pay down the borrower's outstanding loan balance by 20% on the third business day following the release of IndyMac's earnings for the quarters ended December 31, 2000, 2001, 2002, 2003 and 2004 (each, a "Balloon Payment"). Pursuant to the Loan Modification Programs, if a borrower fails to make a Balloon Payment on the applicable due date, the loan will revert to an interest bearing loan at the fixed short or mid-term applicable federal rate, plus 5%. With respect to secured loans, pledged Common Stock will be released following a Balloon Payment to the extent that the remaining outstanding principal balance of the loan is no greater than the loan-to-value ratio of the loan on the date the loan was modified, except that no pledged shares will be released with respect to a loan if the borrower has any outstanding loans which are undersecured. To satisfy a Balloon Payment with respect to a secured loan, the borrower may elect to sell the shares of Common Stock pledged in connection with the applicable loan at a price equal to their fair market value on the Balloon Payment date.

     RESTRICTED STOCK TAX WITHHOLDING LOAN PROGRAM. The Board of Directors also has approved a loan program for officers of IndyMac and its affiliates who have received restricted stock awards whereby recipients may elect to finance the payment of taxes arising from the vesting of such awards with a loan from IndyMac. Loans granted under this loan program may not exceed the recipient's statutory tax withholding obligation, are made with full recourse to the borrower and may not exceed a term of one year. The loans must be secured by a portion of the Common Stock underlying the vested restricted stock award and the plan limits the principal balance of each loan to 75% of the fair market value of the pledged Common Stock. Loans bear a fixed rate of interest, are marked to market on a quarterly basis and are subject to a margin call if the outstanding principal balance exceeds 90% of the fair market value of the pledged stock. At the Board's discretion, an officer failing to satisfy a margin call within ten business days of written notification may be terminated.

     LOAN FORGIVENESS. To provide additional incentive and increase morale among the affected officers and employees, the Board adopted a program in October 1999 whereby one-half of the outstanding principal balance plus accrued interest of the unsecured loans to participants with titles of Executive Vice President and below would be forgiven on December 31, 2000 and the remaining outstanding balance plus accrued interest would be forgiven on December 31, 2001, provided the participants are employed with IndyMac and in good standing on the foregoing dates, to be determined in the sole and absolute discretion of IndyMac's Chief Executive Officer.

     The following table sets forth information as of December 31, 2001 relating to loans made by IndyMac to certain executive officers and directors of IndyMac under the Amended and Restated Loan Plan and the other loan programs described above.


                   LOANS OUTSTANDING DURING FISCAL YEAR 2001

                                                                  BALANCE AT
                                                                  DECEMBER 31,      HIGHEST BALANCE    INTEREST
NAME                                       LOANS OUTSTANDING(1)      2001             DURING 2001      RATE(2)
----                                       --------------------   ------------      ---------------    --------
Lyle E. Gramley . . . . . . . . . . . .          Note 1             $169,072           $254,057             0%
                                                 Note 2              247,912            360,712             0%
                                                 Note 3                3,272              9,548             0%
Richard H. Wohl . . . . . . . . . . . .          Note 1              103,098            103,098          4.68%

-----------
(1)  Unless otherwise indicated, loans are secured by the pledge of Common
     Stock.
(2) All interest bearing loans are fixed rate loans. Non-interest bearing loans were previously interest bearing loans that were converted to non-interest bearing loans pursuant to the Loan Modification Programs.

DEFINED BENEFIT PENSION PLAN

     The following table illustrates annual pension benefits under IndyMac's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 2001 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.


                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
FINAL AVERAGE                       -------------------------------------------------------------------
COMPENSATION(1)                        5         10        15        20        25        30        35
---------------                     -------   -------   -------   -------   -------   -------   -------
$125,000 . . . . . . . . . . . . .  $ 8,300   $16,500   $27,500   $38,500   $46,300   $54,100   $62,000
 150,000   . . . . . . . . . . . .   10,100    20,300    33,700    47,200    56,900    66,600    76,300
 175,000+  . . . . . . . . . . . .   10,900    21,800    36,200    50,700    61,200    71,600    82,100

------------
(1) As a result of a limitation under the Code that became effective January 1, 2000, annual compensation in excess of $170,000 is not taken into account in calculating benefits under the Pension Plan.

     The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $170,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

                                                                 CREDITED
                                                                 YEARS OF
                NAME                                             SERVICE
                ----                                             --------
                David S. Loeb. . . . . . . . . . . . . . .           3
                Michael W. Perry . . . . . . . . . . . . .           9
                Richard H. Wohl  . . . . . . . . . . . . .           8
                S. Blair Abernathy . . . . . . . . . . . .           8
                Carmella L. Grahn  . . . . . . . . . . . .           8

     Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant's length of service if the participant's employment is terminated by IndyMac other than for "Cause" within a two-year period following a "Change in Control" (as both terms are defined in the Pension Plan).

EMPLOYMENT AGREEMENTS

   CHAIRMAN OF THE BOARD

     Mr. Loeb entered into an employment agreement with IndyMac in December 1998. His employment agreement provides for the following: (1) an annual base salary of $550,000, subject to annual review by the Board of Directors for possible increase, (2) an annual grant of stock options and restricted Common Stock as determined by the Compensation Committee of the Board of Directors, and
(3) all other rights and benefits provided to executive officers of IndyMac generally. The employment agreement also provides that if Mr. Loeb's employment is terminated by IndyMac other than for "Cause" (as defined in the agreement), or by Mr. Loeb for "Good Reason" (as defined in the agreement), including voluntary termination within one year of a "Change in Control" (as defined in the agreement), IndyMac is required to pay the following: (1) a $1,000,000 termination bonus, plus (2) an amount equal to (a) if such termination occurs in 2001, 2 times the Base Amount (as defined in the agreement), (b) if such termination occurs in 2002, 1.5 times the Base Amount, and (c) if such termination occurs in 2003, an amount equal to the Base Amount.

     In February 2000, Mr. Loeb's employment agreement was amended (the "First Amendment") to prohibit him from accepting any position with CCI, its subsidiaries or affiliates, with the exception of part-time employment. Beginning with fiscal year 2000, the First Amendment also provides that Mr. Loeb will receive an annual grant of stock options to purchase 125,000 shares of Common Stock. In February 2001, Mr. Loeb's employment agreement was amended (the "Second Amendment") to increase his annual base salary to $700,000 and to provide for an annual review of his base salary to assess whether further annual increases are appropriate. The Second Amendment also provides for a one-time grant of stock options to purchase 500,000 shares of Common Stock in lieu of the annual grant of stock options to purchase 125,000 shares of Common Stock required during the remaining term of the employment agreement, which will expire on December 31, 2003. The stock options, granted in February 2001, vest in equal parts over a five-year period. The vesting will be accelerated if Mr. Loeb's employment agreement is not renewed or is terminated due to his earlier retirement or death. Mr. Loeb's employment agreement will expire on December 31, 2003, unless earlier terminated in accordance with the provisions thereof.

  CHIEF EXECUTIVE OFFICER

     Mr. Perry entered into a new employment agreement with IndyMac effective from February 1, 2002 through December 31, 2006, subject to approval of IndyMac's 2002 Incentive Plan by the stockholders (see more detailed discussion below). The agreement provides that Mr. Perry will serve as Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank and will become Chairman of the Board of IndyMac and IndyMac Bank when Mr. Loeb ceases to serve in those positions. Mr. Perry's annual base salary will be $1,000,000, which may be increased in the discretion of the Compensation Committee, and he will be eligible for annual incentive compensation of up to 100% of his base salary (which also is subject to approval of the IndyMac 2002 Incentive Plan by the stockholders), depending upon the attainment of financial and strategic objectives established by the Compensation Committee after consultation with Mr. Perry. For 2002, Mr. Perry's incentive compensation will be based upon a financial matrix relating to IndyMac's earnings per share and return on equity and the accomplishment of specific strategic criteria. The deductibility of compensation in excess of $1 million is described below under "Compensation Committee Report on Executive Compensation-Deductibility of Compensation". Mr. Perry also will be entitled to participate in all compensation and benefit plans that are made available to senior officers or employees generally.

     The following table indicates IndyMac's total returns since January 1993 when Mr. Perry joined IndyMac, compared to the S&P 500 and Dow Jones Industrial Average for the same years.

    ------------------------------------------------------------------------
                                                                 DOW JONES
                                                                 INDUSTRIAL
    TOTAL RETURNS                      INDYMAC     S&P 500        AVERAGE
    ------------------------------------------------------------------------
    PERIOD ENDED DECEMBER 31, 2001
    One-year                              -21%      -12%            -5%
    Three-year                             36%       -1%             5%
    Five-year                               8%       11%            11%
    January 1, 1993 to December 31, 2001   26%       14%            16%
    ------------------------------------------------------------------------

     Mr. Perry's new employment agreement provides that he will receive a $5,000,000 credit to his account in IndyMac's non-qualified deferred compensation plan, effective as of January 1, 2003, that will vest in four equal annual installments (together with accrued interest) commencing December 31, 2003, or upon earlier termination of his employment, other than "for Cause" or voluntary termination without "Good Reason", or upon a "Change in Control" of IndyMac (each as defined in the employment agreement). This $5,000,000 credit was provided under the new employment agreement as compensation to Mr. Perry for a $5,000,000 payment that would have been payable to Mr. Perry on February 5, 2003 in the event of an expiration of his prior employment agreement with IndyMac without the execution of a satisfactory new agreement.

     Mr. Perry's new employment agreement provides that it may be terminated by Mr. Perry, and his prior employment agreement will be reinstated, if IndyMac's stockholders do not approve IndyMac's 2002 Incentive Plan at the 2002 Annual Meeting. See "Proposal Two-Approval of the 2002 Incentive Plan" for a description of this proposal. Mr. Perry's prior agreement terminates on February 5, 2003 and provides that if it is not renewed on terms mutually acceptable to IndyMac and Mr. Perry, IndyMac will be required to make a payment to Mr. Perry of $5,000,000 and all stock options and restricted stock granted to Mr. Perry pursuant to that agreement or prior to its effective date will vest. As of the date of this proxy statement, Mr. Perry held 1,400,000 stock options and 17,014 shares of restricted stock that had not yet vested and would become vested pursuant to the foregoing provision. Mr. Perry would also be entitled to continue to receive employee benefits under the agreement until the earlier of the date that he commences other employment or the second anniversary of termination.

     Mr. Perry's new employment agreement provides that he will be granted options to purchase 1,000,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant if IndyMac's 2002 Incentive Plan is approved by the stockholders at the 2002 Annual Meeting of Stockholders. These options will have a ten-year term and will vest and become exercisable over a five-year period in increments of 20%, or earlier in certain events, including death, disability or termination of Mr. Perry's employment by IndyMac without Cause or by Mr. Perry for Good Reason. Any unvested options wouldvest and become exercisable one year after a Change in Control of IndyMac if Mr. Perry remains employed by IndyMac at that date.

     The new employment agreement also provides for the grant of performance-based stock options for 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant upon stockholder approval of IndyMac's 2002 Incentive Plan. These options will have a ten-year term and will vest on the seventh anniversary of the date of grant, or in increments upon the earlier attainment of specified share price levels for the Common Stock. Upon a Change in Control of IndyMac, any of the performance-based stock options that have not vested will either vest or be forfeited, depending on whether the specified share price levels have been attained.

     Mr. Perry's new employment agreement provides that he will be entitled to a severance payment equal to 2.5 times the total of his then current annual salary and target incentive compensation if his employment is terminated by IndyMac without Cause or if he resigns for Good Reason. Good Reason is defined in the employment agreement as (1) a material diminution in Mr. Perry's position, powers, reporting requirements, duties or responsibilities, (2) Mr. Perry not being elected to the Board of Directors and to the position of Vice Chairman (or Chairman of the Board when Mr. Loeb ceases to serve in that position), (3) Mr. Perry being required to relocate his place of employment to a location more than 50 miles from IndyMac's current headquarters, or (4) any material breach of Mr. Perry's employment agreement by IndyMac. In the event of any such termination, all stock options held by Mr. Perry (other than performance-based stock options) would vest and become exercisable for a period of twelve months, and he also would be entitled to receive payment of a prorated portion of his annual incentive bonus based on IndyMac's actual performance up to the date of termination in the year in which the termination takes place, and to continuation of health and welfare benefits for himself and his family for two years or until he obtains similar benefits through new employment.

     If there is a Change in Control of IndyMac and Mr. Perry is terminated other than for Cause or resigns for Good Reason within two years thereafter, or if Mr. Perry's employment is terminated in anticipation of a Change in Control at the initiation of the acquiring party and without Cause, he will become entitled to payment of an amount equal to three times his then current annual salary and target annual bonus. In addition, all stock options held by him (other than performance-based stock options) would vest and become exercisable for a period of twelve months and he would be entitled to continuation of health and welfare benefits for himself and his family for a period of three years or until his earlier employment by another company. If Mr. Perry is employed by IndyMac or its successor on the first anniversary of a Change in Control all unvested options held by him, other than performance-based options, will vest immediately at that date. Mr. Perry's employment agreement also provides that he will be paid a gross-up amount sufficient to compensate for any enhanced excise, income or payroll taxes payable by him as a result of the change in control provisions of the agreement.

     For one year following an early termination of his employment for any reason other than death, Mr. Perry has agreed not to engage in any business, whether as an employee, consultant, partner, principal, agent, representative, or stockholder (with a 1% percent or greater interest) on behalf of or for a competitor of IndyMac (which shall mean up to 15 corporations or business entities that are competitors of IndyMac and identified by the Compensation Committee from time to time). Additionally, during the term of Mr. Perry's employment with IndyMac and for one year following an early termination of his employment for any reason other than death or disability, Mr. Perry has generally agreed not to solicit any customers or employees of IndyMac or its subsidiaries. The consideration for the foregoing agreements of Mr. Perry is IndyMac's agreement to continue to employ Mr. Perry and to provide compensation and benefits pursuant to the new employment agreement, including the severance compensation described above.

     The terms of Mr. Perry's new employment agreement were approved by the Compensation Committee of the Board of Directors and by the full Board of Directors after consideration of advice from compensation consultants and legal counsel retained by the Compensation Committee and the Board of Directors. See "Compensation Committee Report on Executive Compensation" for a further description of the factors taken into account in determining the provisions of Mr. Perry's employment agreement.

     Mr. Perry's new employment agreement has been filed as an Exhibit to IndyMac's Annual Report on Form 10-K for the year ended December 31, 2001.

   OTHER NAMED EXECUTIVE OFFICERS

     Mr. Wohl executed a new employment agreement with IndyMac effective February 4, 2000. Mr. Wohl's employment agreement provides for the following:
(1) an annual base salary of $450,000 subject to annual review by the Compensation Committee for possible future increase; (2) annual incentive compensation in an amount determined pursuant to an annual incentive plan; with the maximum amount of any incentive compensation award set at $200,000 for fiscal year 2000; (3) guaranteed minimum annual cash compensation in the amount of $500,000, including Mr. Wohl's base salary and any incentive compensation; and (4) a stock option grant of 500,000 shares of Common Stock on each of February 4, 2000 and February 5, 2001. Stock options granted pursuant to Mr. Wohl's employment agreement vest in equal parts on the first five anniversaries of the grant dates. All stock options or restricted stock granted under prior employment agreements are subject to the terms of Mr. Wohl's new employment agreement, with the exception of the vesting schedules, which will not change. Mr. Wohl's employment agreement expires February 5, 2003, unless earlier terminated in accordance with the provisions thereof.

     Mr. Abernathy executed a new employment agreement with IndyMac Bank effective February 5, 2001 that is guaranteed by IndyMac. Mr. Abernathy's agreement provides for the following: (1) an annual base salary of $275,000 commencing in February 2001, subject to annual review by the Chief Executive Officer for possible future increase, (2) annual incentive compensation in an amount determined pursuant to an annual incentive plan; with the maximum amount of any incentive compensation award set at $150,000; (3) guaranteed minimum annual cash compensation equal to 125% of base salary, including Mr. Abernathy's base salary and any incentive compensation; and (4) a stock option grant of 250,000 shares of Common Stock on February 5, 2001. Stock options granted pursuant to Mr. Abernathy's employment agreement vest in equal parts on the first five anniversaries of the grant date. All stock options or restricted stock granted under prior employment agreements are subject to the terms of Mr. Abernathy's new employment agreement, with the exception of the vesting schedules, which will not change. Mr. Abernathy's employment agreement expires December 31, 2004, unless earlier terminated in accordance with the provisions thereof.

     In November 2000, Ms. Grahn executed a new employment agreement with IndyMac Bank that is guaranteed by IndyMac. The employment agreement provides for base compensation and incentive compensation, as well as other specified benefits, including guaranteed minimum annual cash compensation equal to 125% of base salary, including Ms. Grahn's base salary and any incentive compensation. The employment agreement also provides for the annual grant of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Ms. Grahn's and IndyMac's performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted to Ms. Grahn under prior employment agreements are subject to the terms of the new employment agreement. Ms. Grahn's employment agreement will expire on December 31, 2003.

     The employment agreements for Messrs. Wohl and Abernathy and Ms. Grahn provide for incentive compensation each year ending during the term thereof in the form of an annual cash bonus based on each officer's achievement of his/her production, revenue, administrative and/or operational goals, with an additional component of the incentive compensation based on an assessment of each officer's managerial skills.

     In consideration of an agreement not to compete with IndyMac for a period of one year after termination of employment, IndyMac has agreed to continue to employ Messrs. Wohl and Abernathy and Ms. Grahn, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments to Messrs. Wohl and Abernathy and Ms. Grahn upon termination of employment for reasons other than for Cause for Mr. Wohl (as defined in his employment agreement) or other than for Poor Performance or Cause for Mr. Abernathy and Ms. Grahn (each as defined in their respective employment agreements). Mr. Wohl's severance payment will equal the sum of (1) his annual base salary through the last day of employment, (2) a single cash payment equal to $1,500,000, and (3) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Abernathy's and Ms. Grahn's severance payments will equal the sum of (1) each officer's annual base salary through the last day of employment, (2) a single cash payment equal to two times the guaranteed minimum annual compensation under each officer's employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer's employment agreement, then the single cash payment will be equal to two times the officer's total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (3) the additional benefits described in the respective employment agreements for one year following the date of termination. In the event that any of the severance payments described above are subject to federal excise taxes, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes.

DEFERRED COMPENSATION PLAN

     Directors and certain officers of IndyMac are eligible to participate in IndyMac's Deferred Compensation Plan, which allows participants to defer all or a portion of their annual compensation (retainer and committee meeting fees for directors, and base salary and bonus for officers). The Deferred Compensation Plan requires participants to defer an annual minimum amount of $2,000 for a number of years designated by each participant, subject to a minimum deferral period of five years, with IndyMac matching a percent of such deferral for participants who have been with IndyMac for more than one year. Participants vest in the IndyMac matching amount in 20% increments for each year of service completed, with participants being fully vested after five years of service. For fiscal year 2001, the Deferred Compensation Plan provided a return of 11%.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   GENERAL

     Compensation for the executive officers of IndyMac is administered under the direction of the Compensation Committee. The Compensation Committee is currently composed of Messrs. Napolitano, Haden and Ukropina, with Mr. Ukropina joining the Compensation Committee in July 2001. Each of the foregoing directors is a nonemployee director of IndyMac. IndyMac's executive compensation program generally consists of three main components: (1) base compensation, (2) annual cash incentive compensation, and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

     The philosophy behind IndyMac's executive compensation program is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to assess compensation of executive officers include: (1) the responsibilities of the executive officers with IndyMac, (2) achievement of individual business objectives established prior to the beginning of each fiscal year, (3) business unit and overall performance of IndyMac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, (4) amount, form and timing of prior compensation amounts, and (5) compensation levels of executives with comparable rank in a peer group of financial services companies.

   COMPENSATION OF MESSRS. LOEB AND PERRY

     During 2001, compensation for Messrs. Loeb and Perry was determined pursuant to the terms of their respective employment agreements in effect for 2001. Mr. Loeb's employment agreement does not contemplate the payment of incentive compensation and he did not receive any incentive compensation for 2001. Mr. Perry's employment agreement provides that the Compensation Committee, in its discretion, may award Mr. Perry additional incentive compensation. In June 2001, the Compensation Committee awarded Mr. Perry a $1,000,000 bonus in recognition of Mr. Perry's strong leadership of IndyMac Bank during its successful first year of operations following IndyMac's acquisition of the thrift subsidiary. The Compensation Committee evaluated the payment of the bonus, in addition to the other compensation, including stock incentive compensation, paid to Mr. Perry pursuant to his employment agreement in effect for 2001, in light of the compensation paid to chief executive officers of other financial institutions of a similar size and financial condition as IndyMac Bank.

   COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

     Compensation for 2001 for Messrs. Wohl and Abernathy and Ms. Grahn was determined pursuant to the terms of their respective employment agreements. Each of the officers was awarded additional incentive compensation in accordance with the terms of their respective employment agreements.

   STOCK OPTIONS

     In addition to reviewing the 2001 compensation arrangements of the executive officers of IndyMac, the Compensation Committee awarded stock options pursuant to IndyMac's stock incentive plan and the terms of the employment agreements of the executive officers. Pursuant to the employment agreements of Messrs. Loeb, Perry, Wohl and Abernathy, they received an annual grant of stock options to purchase 500,000, 1,000,000, 500,000 and 250,000 shares of Common Stock, respectively. Messrs. Loeb's, Perry's,Wohl's and Abernathy's stock options vest in equal parts on the first five anniversaries of the grant date.

     In accordance with the annual stock option grant terms of Ms. Grahn's employment agreement, the Compensation Committee took into account her performance and the performance of IndyMac in meeting earnings per share goals. The Compensation Committee also established guidelines for the granting of stock options at various officer levels. Pursuant to these guidelines, officers at the Executive Vice President level, such as Ms. Grahn, were eligible for a grant of stock options equal to 25 percent of total cash compensation for year 2000 (2000 Base Salary plus 2000 Bonus paid in 2001). Based upon the foregoing criteria, Ms. Grahn received an annual grant of stock options to purchase 15,410 shares of Common Stock. The stock options vest in equal parts on the first three anniversaries of the grant date.

   CONSIDERATION OF CHIEF EXECUTIVE OFFICER'S NEW EMPLOYMENT AGREEMENT

     The Compensation Committee approved the terms of Mr. Perry's new employment agreement and recommended approval of the new employment agreement by the full Board of Directors, which was subsequently obtained. The Compensation Committee and the Board of Directors retained the services of William M. Mercer, Inc. ("Mercer") and Latham & Watkins, compensation consultants and lawyers, respectively, as independent advisors to advise the Compensation Committee and the Board of Directors on the various compensation and legal issues related to the new employment agreement and to negotiate the terms and conditions of the new employment agreement with Mr. Perry and his legal counsel. Additionally, regulatory counsel for IndyMac and IndyMac Bank reviewed the terms and conditions of the new employment agreement with respect to compliance with regulatory matters. The Compensation Committee held 12 meetings to discuss the new employment agreement, with Mercer and Latham & Watkins participating in many of these meetings.

     The Compensation Committee's objectives with respect to the new employment agreement were to, among other things, (1) provide a total compensation package for Mr. Perry that is closely linked to the creation of value for stockholders of IndyMac, (2) provide a total compensation and benefits package that is competitive with the packages of chief executive officers in peer companies, (3) recognize Mr. Perry's strong performance to date by providing a package that rewards his continued service and performance, and (4) balance the need to protect IndyMac and Mr. Perry in the event of termination, resignation, and change in control. Mercer provided the Compensation Committee its opinion that Mr. Perry's new employment agreement successfully achieves these objectives and that, furthermore, the specific terms within the new employment agreement are reasonable and justified.

   DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Code limits the corporate deduction for cash compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval ("performancebased compensation"). Mr. Perry was the only executive officer who received cash compensation in excess of $1 million in 2001. None of the cash compensation paid to Mr. Perry in 2001 qualified as performance-based compensation, and the taxes paid by IndyMac with respect to the non-deductibility of the cash compensation in excess of $1 million paid to Mr. Perry in 2001 totaled approximately $185,000. However, under the terms of Mr. Perry's new employment agreement, the annual incentive compensation payable to Mr. Perry will qualify as performancebased compensation, subject to approval of the IndyMac 2002 Incentive Plan by the stockholders.

     The Compensation Committee's policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac, while recognizing that the legitimate interests of IndyMac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.


                                        The Compensation Committee

                                        Frederick J. Napolitano, CHAIRMAN
                                        Patrick C. Haden
                                        James R. Ukropina (July 2001 to present)


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At various points during fiscal year 2001, Messrs, Haden, Napolitano and Ukropina served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IndyMac, nor was any member of the Compensation Committee formerly an officer of IndyMac. No executive officer of IndyMac served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND BUSINESS RELATIONSHIPS

     IndyMac, through Construction Lending Corporation of America, when it was a division of IndyMac ("CLCA"), has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac's chairman is a major investor together with his family. CLCA is now a division of IndyMac Bank and all of these loans formerly made by CLCA are now held at IndyMac. Any additional loans made to builders secured by real property purchased by such builders from Loeb Enterprises, LLC are made by IndyMac. Each project is part of a master planned community, which includes various amenities, being developed by Loeb Enterprises, LLC. In connection with two of the real property sales transactions between Loeb Enterprises, LLC and the builders to which CLCA had made construction loans, Loeb Enterprises, LLC accepted a second mortgage from each builder to partially finance each builder's purchase of real property. As part of CLCA's credit review of each project with a second mortgage, the amount of the second mortgage was considered a part of the equity of the builder in the project. In each case, the second mortgage is subordinate to the CLCA financing facility, although both the CLCA financing facility and the second mortgage are paid down on a unit-by-unit basis. There are no outstanding loans from IndyMac, CLCA or any other subsidiary of IndyMac to Mr. Loeb.

     In the case of each project previously financed by CLCA, the builder was not affiliated with either IndyMac or Loeb Enterprises, LLC, the general risk characteristics of the construction loan were comparable to those for similar projects funded by CLCA, and the construction loan facility between CLCA and the builder was negotiated at arms length on terms consistent with those of similar loans made by CLCA to other unaffiliated builders. Moreover, each credit facility was approved by the disinterested members of the Board of Directors of IndyMac.

     As of December 31, 2001, IndyMac had outstanding four construction loan facilities to a builder secured by property originally purchased by the builder from Loeb Enterprises, LLC, with total dollar commitments of $16.1 million, and total loans outstanding of $3.3 million. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements, such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements, such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased.

     As of December 31, 2000, IndyMac foreclosed upon one of the construction loan facilities previously extended by CLCA. The second mortgage held by Loeb Enterprises, LLC totaling $734,600 was extinguished through the foreclosure process. The property underlying the facility was sold from IndyMac's foreclosed assets portfolio in 2001 to a party not affiliated with IndyMac or Loeb Enterprises, LLC. IndyMac recouped all of the principal of the loan and $322,000 of the $430,000 accrued interest that was previously written off.

     From time to time, certain directors and executive officers of IndyMac and its affiliates and associates of such persons were indebted to IndyMac and its affiliates as customers in connection with mortgage loans and other extensions of credit by IndyMac and its affiliates. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for directors and executive officers of IndyMac and its affiliates than for other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of IndyMac and its affiliates are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac and its affiliates.

     In October 1998, IndyMac extended a $100,000 second mortgage loan to Ms. Grahn and her spouse in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Ms. Grahn's employment terminates, at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date, unless her employment by IndyMac terminates prior to that time. The loan will be forgiven in its entirety if Ms. Grahn's employment terminates and she is entitled to severance payments pursuant to her employment agreement with IndyMac.

     In November 1998, IndyMac extended a $100,000 second mortgage loan to the spouse of Mr. Wohl in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Mr. Wohl's employment is terminated for "Cause" (as defined in Mr. Wohl's employment agreement), at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a four-year period, 25% on each of the first four anniversaries of the origination date, unless his employment by IndyMac terminates prior to that time. If Mr. Wohl is terminated other than for Cause, the loan will be forgiven in its entirety.

     In March 2002, IndyMac extended a $150,000 second mortgage loan to Mr. Keys and his spouse in connection with the purchase of a home. The loan bears an interest rate of 9.625% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Mr. Key's employment terminates, at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date, unless his employment by IndyMac terminates prior to that time. The loan will be forgiven in its entirety if Mr. Key's employment terminates and he is entitled to severance payments pursuant to his employment agreement with IndyMac.

SECTION 16 DISCLOSURE

     Under Section 16(a) of the Securities Exchange Act of 1934 IndyMac's directors and executive officers are required to report their ownership of and transactions in IndyMac's Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2001. Based solely on its review of the copies of the reports prepared or received by it, IndyMac believes that all such filing requirements were satisfied.

                                  PROPOSAL TWO

                      APPROVAL OF THE 2002 INCENTIVE PLAN

     At the Annual Meeting, stockholders will be asked to approve IndyMac's 2002 Stock Incentive Plan (the "2002 Plan" or the "Plan"), which authorizes up to 3,000,000 shares of IndyMac's Common Stock to be issued under the Plan, subject to adjustment to reflect stock splits, mergers and other corporate events. The Plan was adopted by the Board of Directors, subject to stockholder approval, on January 23, 2002. The closing price of IndyMac's Common Stock on February 28, 2002 was $24.57.

     The 2002 Plan will become effective immediately upon approval by the stockholders and, if approved, will continue in effect until terminated by the Board. No Awards may be granted under the Plan, however, after the tenyear anniversary of the effective date, except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary. Any Awards that are outstanding at the time the Plan is terminated will remain subject to the terms of the Plan.

     This summary of the material terms of the 2002 Plan is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of IndyMac. Stockholders may also obtain a copy of the Plan without charge upon written request directed to: IndyMac Bancorp, Inc., Attention: Investor Relations, 155 North Lake Avenue, P.O. Box 7137, Pasadena, CA 91109-7137 (telephone: (800) 669-2300).

DESCRIPTION OF PLAN

   KEY CONSIDERATIONS

     The following are key considerations relating to the 2002 Plan:

     o Stock options granted under the Plan cannot be repriced without stockholder approval.

     o Stock options must be granted at not less than the fair market value of IndyMac's Common Stock on the grant date.

     o The number of stock awards (including restricted stock awards) and stock units that may be granted under the Plan is limited to 10% of the total number of shares of IndyMac's Common Stock authorized for issuance under the Plan.

     o Restricted stock awards and stock units must have a minimum 3-year vesting period and stock options must have a minimum 1-year vesting period.

     o    A committee of independent directors administers the Plan.

     o The compensation of IndyMac's Chief Executive Officer is heavily based on stock option compensation to closely align his interest with the interests of IndyMac's stockholders.

   OVERVIEW

     The Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights ("SARs"), bonus stock, stock units, performance shares, performance units, restricted stock, restricted stock units and cash incentive awards. The purpose of the 2002 Plan is to enable IndyMac and its subsidiaries and affiliates to: (1) attract and retain persons eligible to participate in the Plan; (2) motivate participants to achieve IndyMac's long-range goals by providing incentive compensation opportunities that are competitive with those of other similar companies; and (3) further identify participants' interests with those of IndyMac's stockholders through compensation that is based on the value of IndyMac's stock. The Board of Directors has approved the 2002 Plan, and is recommending it to IndyMac's stockholders for their approval because the Board believes it is important for employees and others providing services to IndyMac and its subsidiaries to have an equity interest in IndyMac. Awards may be granted under the Plan to any person, including any director of IndyMac or any of its subsidiaries or affiliates, who is an officer or employee of IndyMac or any of its subsidiaries or affiliates, or who is an individual who performs services for IndyMac or any of its subsidiaries or affiliates of a nature similar to those performed by officers or employees, including consultants and agents. In addition, nonqualified options will be automatically granted to each director of IndyMac or IndyMac Bank who is not an officer or employee of IndyMac or any of its subsidiaries or affiliates. Each of such directors is referred to in the Plan as a "Non-Employee Director."

   PLAN ADMINISTRATION

     The Plan provides that it will be administered by a committee of the Board of Directors of IndyMac consisting of two or more directors (the "Committee"). The Committee will be the Compensation Committee of the Board of Directors of IndyMac. The Committee has the authority to grant, and amend, any type or combination of types of awards, whether payable in stock, cash or a combination of the two.

     The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. Until action to the contrary is taken by the Committee, ministerial, non-discretionary functions of the Plan have been delegated to the senior human resources manager of IndyMac. The Committee may also delegate to officers of IndyMac the authority to grant awards under the Plan, provided that such delegation is set forth in writing and includes all of the limitations and parameters applicable to such awards, and provided further that such awards are subsequently ratified by the Committee.

   GENERAL

     As of February 28, 2002, all of the approximately 2,400 officers and employees of IndyMac and its subsidiaries were eligible to receive awards under the Plan, subject to the power of the Committee to determine the eligible employees and other persons (other than Non-Employee Directors) to whom awards will be granted. The total number of shares that may be granted under the 2002 Plan is 3,000,000 shares, subject to adjustment as described below. Any shares allocated to an award under the 2002 Plan that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the holder in respect of such shares) will be available for new awards to be granted under the 2002 Plan.

     The following additional limits will apply to awards under the 2002 Plan:
(1) no more than 300,000 shares of Common Stock may be issued for bonus stock, stock unit, performance share, performance unit, restricted stock, and restricted stock unit awards; (2) no more than 1,500,000 shares of Common Stock may be issued for options and SARs granted to any one individual in any calendar year; (3) no more than 300,000 shares of Common Stock may be issued for bonus stock, stock unit, performance share, performance unit, restricted stock, and restricted stock unit awards that are intended to be "performance-based compensation" (as described below) granted to any one individual during any calendar year; (4) no more than $1,500,000 may be granted to any one individual during any calendar year as performance unit awards that are intended to be performance-based compensation; and (5) no more than $1,500,000 may be paid to any one individual for any annual performance period as cash incentive awards that are intended to be performance-based compensation.

     The Common Stock with respect to which awards may be made under the Plan must be shares that are currently authorized but unissued, or to the extent permitted by applicable law, currently held or subsequently acquired by IndyMac as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than Common Stock. The Committee may use shares of Common Stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of IndyMac or a subsidiary, including the plans and arrangements of IndyMac or a subsidiary assumed in business combinations.

     The Committee may grant any combination of stock options (both incentive and non-qualified), restricted or performance stock, cash and stock bonuses, SARs, dividend equivalents, performance awards and other stockrelated benefits. The length of service required for an award to vest fully (which, in the case of stock options, must be at least one year, and in the case of restricted stock or restricted stock unit awards that vest without regard to achievement of performance objectives, must be at least three years), and any other restrictions that are deemed appropriate by the Committee for a particular type of award, to particular individuals, or in particular circumstances, will be included in the individual award memorandum reflecting the grant of an award to the recipient and setting forth specific terms and conditions of the award.

     The Plan contains provisions relating to adjustments of the terms of outstanding awards to reflect changes in IndyMac's capitalization or Common Stock or the occurrence of specified events. The number and type of shares or other securities, cash or other property that may be acquired under the Plan, the maximum number and type of shares or other securities that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a reorganization, merger, recapitalization, stock split, stock dividend, consolidation, restructuring or similar events.

     Except as otherwise provided by the Committee, awards under the Plan will only be transferable to the extent designated by the holder by will or by laws of descent and distribution.

   STOCK OPTIONS

     The Committee may grant options to purchase Common Stock, which may be either incentive stock options, which qualify for favorable tax treatment for the holders of such options, or non-qualified stock options. The purchase price of a share of Common Stock under each option must be not less that the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Plan will be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Common Stock purchased upon the exercise of any option must be paid at the time of exercise. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable.

     Except as otherwise provided by the Committee, if an employee recipient of a stock option award under the Plan terminates employment for a reason other than Cause (as determined by the Committee in its sole discretion), death, permanent and total disability or retirement, the holder of the stock option may exercise the stock option at any time within a period of three months after such termination to the extent the stock option was exercisable on the date of such termination. If the employee terminates employment by reason of permanent and total disability, or if the employee becomes permanently and totally disabled within three months after termination (other than termination for Cause), the employee may exercise the stock option at any time within a period of twelve months after such termination to the extent the stock option was exercisable on the date of such termination. If the employee terminates employment by reason of death, or if the employee dies within three months after termination (other than termination for Cause), then the stock option may be exercised within a period of twelve months after the employee's termination of employment, to the extent the stock option was exercisable on the date of such termination. If the employee terminates employment by reason of retirement, then the stock option may be exercised within a period of twelve months after the employee's termination of employment, to the extent the stock option was exercisable on the date of such termination. In no event, however, may any stock option be exercised by any person after its expiration date.

     The Plan provides that, except as may be approved by IndyMac stockholders, the exercise price for an outstanding stock option may not be decreased after the stock option has been granted, nor may an outstanding stock option be surrendered to IndyMac as consideration for the grant of a new stock option with a lower exercise price.

   STOCK APPRECIATION RIGHTS

     The Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles its holder to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee, which may not be less than the fair market value of the Common Stock at the time the SAR is granted. The excess amount will be payable in Common Stock, in cash, or in a combination thereof, as determined by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the Common Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

   OTHER STOCK AWARDS

     The Committee may grant bonus stock (a grant of shares of Common Stock in return for previously performed services, or in return for the holder surrendering other compensation that may be due), stock units (a right to receive Common Stock in the future), performance shares and performance units (a right to receive Common Stock or stock units, or the right to receive a designated dollar value of Common Stock, that is contingent upon achievement of performance or other objectives), restricted stock and restricted stock units (grants of Common Stock or the right to receive Common Stock in the future, which shares or rights are made subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the holder or the achievement of performance or other objectives, as determined by the Committee). Recipients of restricted stock may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

   CASH INCENTIVE AWARDS

     The Committee may grant cash incentive awards that are made contingent on the achievement of performance goals it establishes for the applicable performance period. The performance goals must be objective and must be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain.

   PAYMENT PROVISIONS

     The Plan permits the payment of the option exercise price, or award price in cash, or, at the Committee's discretion with shares of Common Stock valued at their fair market value, or with a combination of such shares and cash. Common Stock may only be used for such purpose, however, if it has been held by the participant for at least six months (or such other period as may be required by the Committee) and meets any other requirements established by the Committee. Other lawful consideration, which may include a promissory note (under any award financing plan that may be available or as otherwise approved by the Committee), services, or cash compensation offset, may also be applied to the purchase or exercise price of an award under the Plan, to the extent authorized by the Committee.

     Shares held by a Plan participant other than a Non-Employee Director may also be used to discharge tax withholding obligations related to the exercise of options or the receipt of other awards to the extent authorized by the Committee.

   CHANGE IN CONTROL

     In the event of a Change in Control of IndyMac, as defined below, awards under the Plan become fully vested and immediately exercisable. The Committee is authorized, however, to limit the duration of such acceleration of awards. The Board of Directors of IndyMac may also make an affirmative determination in light of all of the circumstances surrounding a transaction or group of related transactions that a Change in Control has or has not occurred for purposes of the Plan. In making any such determination, the Plan provides that the Board of Directors shall consider, without limitation, the likely effect of such transaction(s) on the makeup of IndyMac's stockholder base, Board of Directors and senior management. If the Board of Directors does not exercise the right to make such an affirmative determination, a "Change in Control" will be deemed to occur under the Plan if: (1) any entity or group (other than (a) IndyMac or any of its subsidiaries, (b) any employee benefit plan maintained by IndyMac or any subsidiary of IndyMac or (c) any other entity or group in connection with a Non-Control Transaction (as defined in the Plan)) acquires 25% or more of the then outstanding Common Stock or the combined voting power of IndyMac's then outstanding voting securities; (2) the individuals who as of January 23, 2002, were members of the Board of Directors (the "Incumbent Board") together with any new directors nominated or elected by the stockholders and approved by a vote of at least two-thirds of the Incumbent Board cease for any reason to constitute at least a majority of the members of the Board of Directors; (3) a merger, consolidation or reorganization involving IndyMac is consummated, unless the transaction is a Non-Control Transaction; (4) a complete liquidation or dissolution of IndyMac is approved by the stockholders; (5) disposition of all or substantially all of the assets of IndyMac occurs (other than a transfer to a subsidiary of IndyMac); or (6) disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. (other than a transfer to a subsidiary of IndyMac) occurs.

   NON-EMPLOYEE DIRECTOR AWARDS

     Under the Plan, each Non-Employee Director will be entitled to receive annual grants of nonqualified stock options ("Director Options") to purchase the number of shares of Common Stock that equals 0.025% of the issued and outstanding shares of Common Stock as of the end of IndyMac's preceding fiscal year (excluding Common Stock held in treasury by IndyMac), subject to a minimum grant of Director Options covering not less than 7,500 shares for each Non-Employee Director (other than newly elected Non-Employee Directors, who may receive a pro rata number of shares as set forth below). Newly elected Non-Employee Directors will automatically receive a grant of Director Options upon election as follows: (1) if the Non-Employee Director is elected within six months following the annual grant date, a grant of Director Options for the number of shares covered by the most recent annual grant, and (2) if the Non-Employee Director is elected more than six months following the most recent annual grant date, but before the next annual grant date, a grant of Director Options for one-half the number of shares covered by the most recent annual director grant. The Director Options will have exercise prices equal to the per share fair market value of the Common Stock on the date of grant, will become fully exercisable on the first anniversary of the grant date and will expire on the tenth anniversary thereof.

     The exercise price for Director Options must be paid at the time of exercise and may be paid in cash or its equivalent or in shares of Common Stock, valued at their fair market value on the date of exercise, that have been held for at least six months prior to the date of exercise by the Non-Employee Director (or such other period as may be required by the Committee) and meets any other requirements established by the Committee. Subject to the requirements of applicable law, the Board of Directors may authorize loans to Non-Employee Directors to finance the exercise of awards, but no loan may be made to any Non-Employee Director to finance the exercise of an award unless (1) the loan is made pursuant to a full recourse promissory note, and (2) the loan, if secured by Common Stock, is made in compliance with applicable federal margin regulations.

     If a Non-Employee Director's service as a member of the Board of Directors of IndyMac terminates as a result of death, disability, or retirement, the director's options will become immediately exercisable in full for a period of one year or until the earlier expiration of the stated term of the option. If a Non-Employee Director's service is terminated for any other reason (other than for Cause as defined in the Plan), any option exercisable as of the date of termination will remain exercisable until three months after termination or the earlier termination of the stated term of the option. The Plan also provides for full vesting and acceleration of exercise dates of options granted to Non-Employee Directors in the event of a Change in Control of IndyMac.

   AMENDMENT AND TERMINATION

     The Plan, and any award granted under the Plan, may be amended or terminated at any time by the Board. No amendment or termination may adversely affect the rights of any participant without the participant's written consent.

TAX CONSEQUENCES OF THE PLAN

     The federal income tax consequences of the 2002 Plan under current law, which is subject to change, are summarized in the following paragraphs. This summary is necessarily general and does not describe all possible federal income tax effects to particular recipients of awards under the Plan or to IndyMac in all circumstances. In addition, it does not address any state or local tax consequences of awards under the Plan.

   NONQUALIFIED STOCK OPTIONS

     No taxable income will be realized by an optionee upon the grant of a nonqualified stock option ("NQO"). Upon exercise of an NQO, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and IndyMac will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the optionee will realize short-term or longterm capital gain or loss, depending upon how long the shares were held. IndyMac will not be entitled to any further deduction at that time. Special rules will apply if the optionee uses previously owned shares to pay some or all of the option exercise price.

     The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a nontaxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

INCENTIVE STOCK OPTIONS

     An optionee who receives an incentive stock option ("ISO") will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, if the exercise occurs, in general, during the optionee's employment by IndyMac or within three months after termination of such employment. Any appreciation in share value after the date of grant will, however, be treated as an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an ISO is neither sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an ISO is disposed of prior to the expiration of such holding periods, the optionee will generally realize ordinary income, and a corresponding deduction will be allowed to IndyMac, at the time of the disposition of the shares, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the optionee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

     The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, the holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

     If the exercise price of an ISO is paid with Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

   RESTRICTED AND OTHER STOCK

     A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and IndyMac will not be entitled to a deduction at that time, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and IndyMac will be entitled to a corresponding deduction. Gains or losses realized by the holder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the holder and deductible as such by IndyMac.

   STOCK APPRECIATION RIGHTS

     A recipient of an SAR will not recognize any taxable income at the time of the grant of the SAR, and IndyMac will not be entitled to a deduction for the SAR at that time. Upon the exercise of an SAR, the holder of the SAR will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If the holder receives stock, then the amount recognized as ordinary income becomes the holder's tax basis for determining gains or losses. Subsequent gains or losses will be taxable either as short-term or long-term capital gain or loss, depending on how long the shares are held on the subsequent sale of such stock. The holding period for the shares received commences as of the date ordinary income is recognized. IndyMac will be entitled to a deduction in the amount and at the time that the holder of the SAR first recognizes ordinary income.

   PERFORMANCE AWARDS

     A person who has been granted a performance award will not realize taxable income at the time of grant, and IndyMac will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income and IndyMac will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

   STOCK PAYMENTS AND BONUSES

     A person who receives a stock bonus, or a stock payment in lieu of a cash payment, will be taxed at the value of the stock on the date of award, and IndyMac will be entitled to a deduction in the same amount.

   CASH INCENTIVE AWARDS

     A person who has been granted a cash incentive award will recognize ordinary income when the award is paid, and IndyMac will then be entitled to a deduction.

   ACCELERATED PAYMENTS

     If, as a result of a change in control of IndyMac, a Plan participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if that value, when combined with the value of other payments that are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over the participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. IndyMac will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

   SECTION 162(M) LIMITS

     An income tax deduction is generally not available for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers of a public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. It is expected that options and SARs granted under the 2002 Plan will satisfy the requirements for "performance-based compensation." The Committee may designate whether any bonus stock, stock units, performance shares, performance units, restricted stock, restricted stock units or cash incentive awards being granted to any participant are intended to be "performance- based compensation" as that term is used in Section 162(m) of the Internal Revenue Code. Any such awards designated as intended to be "performance-based compensation" must be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m). The Plan provides that the performance measures that may be used by the Committee for such performance awards, which must be quantitative and objective, and not qualitative, standards, may be based on any one or more of the following, as selected by the Committee: core earnings; net worth; stock price; asset quality; efficiency ratio; loan origination; deposit growth; interest rate risk; earnings per share; return on average common equity; return on average equity; net operating expense, either before or after amortization of intangible assets (goodwill); operating earnings (earnings before transactionrelated expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill); return on average assets, ratio of non-performing assets to total assets; credit risk; liquidity risk; customer service; and regulatory compliance.

   SPECIFIC BENEFITS

     No awards have been made to date under the 2002 Plan. As described in more detail in "Employment Agreements -Chief Executive Officer," pursuant to Mr. Perry's new employment agreement, the Committee will grant two separate stock option awards under the 2002 Plan effective upon the approval of the 2002 Plan by the stockholders of IndyMac, representing a total of 1,500,000 shares of Common Stock.

VOTE REQUIRED

     Approval of the Plan requires the affirmative vote of holders of a majority of the shares present or represented at the meeting and entitled to vote on this matter, provided that the total votes cast must represent over 50% of the shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE 2002 INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the total stockholder return (stock price increase plus dividends) on IndyMac's Common Stock from December 31, 1996 through December 31, 2001 with the total stockholder returns for the Russell 2000 Index, as the broad market index, and the Russell 2000 Financial Services Index, as the peer group index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN




                              [PERFORMANCE GRAPH]



                                   Dec96    Dec97    Dec98    Dec99    Dec00    Dec01
Indymac                             100     117.69    58.23    79.46   183.84   145.7
Russell 2000 Index                  100     122.36   119.25   144.6    140.23   143.71
Russell 2000 Financial Index        100     136.03   126.25   118.84   143.85   166.35



                   ASSUMES $100 INVESTED ON DECEMBER 31, 1996
                      ASSUMES DIVIDENDS REINVESTED THROUGH
                      FISCAL YEAR ENDING DECEMBER 31, 2001

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

           INDEPENDENT PUBLIC ACCOUNTANTS AND AUDIT COMMITTEE MATTERS

GENERAL

     The Board of Directors has selected Ernst & Young LLP to audit IndyMac's financial statements for the year ending December 31, 2002. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

     Grant Thornton LLP served as IndyMac's independent public accountants until June 4, 2001 when the Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, dismissed Grant Thornton LLP as the independent public accountants for IndyMac and selected Ernst & Young LLP to replace Grant Thornton LLP and to serve as IndyMac's independent public accountants for the year ending December 31, 2001.

     The reports of Grant Thornton LLP on IndyMac's financial statements for the two fiscal years ended December 31, 2000 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of IndyMac's financial statements for each of these two fiscal years, and in the subsequent interim period, there were no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in their report. IndyMac requested Grant Thornton LLP to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements and a copy of that letter, indicating such agreement, was filed as Exhibit 16.1 to the Form 8-K filed by IndyMac on June 6, 2001.

AUDIT COMMITTEE REPORT

     Management is responsible for IndyMac's internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of IndyMac's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing IndyMac's financial statements or auditing those financial statements, which are the responsibilities of management and the independent public accountants, respectively.

     The Audit Committee reviewed with IndyMac's independent public accountants, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the independent public accountants' judgment as to the quality, not just the acceptability, of IndyMac's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with IndyMac's internal auditors and its independent public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent public accountants to discuss the results of their examinations, their evaluations of IndyMac's internal controls and the overall quality of IndyMac's financial reporting.

     In the context of the foregoing, the Audit Committee of the Board of Directors has reviewed the audited financial statements of IndyMac for the fiscal year ended December 31, 2001 with management. Management represented to the Audit Committee that IndyMac's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Ernst & Young LLP regarding its independence from IndyMac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of that firm, and has considered the compatibility of nonaudit services with the independence of Ernst & Young LLP.

     Based upon the above materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in IndyMac's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                    The Audit Committee

                                    Hugh M. Grant, CHAIRMAN
                                    Robert L. Hunt II (November 2001 to present)
                                    James R. Ukropina (February 2001 to present)


FEES OF PRINCIPAL ACCOUNTANTS

     The following table sets forth the aggregate fees billed to IndyMac for the fiscal year ended December 31, 2001 by Ernst & Young LLP:


     TYPE OF FEE                                                              AMOUNT
     -----------                                                              ------
     Audit Fees(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $465,000
     Audit Related Fees(2)(3). . . . . . . . . . . . . . . . . . . . . . . . $374,000
     Financial Information Systems Design and Implementation Fees(3) . . . . $      0
     All Other Fees(3)(4). . . . . . . . . . . . . . . . . . . . . . . . . . $655,000

----------------
(1) Includes the fees for the audit of IndyMac's annual financial statements for fiscal year 2001 and the review of the financial statements included in IndyMac's Form 10-Qs for the second and third quarters of 2001. The fees billed by Grant Thornton LLP for the review of the financial statements included in IndyMac's Form 10-Q for the first quarter of 2001 were $22,000.

(2) These fees were primarily for services provided in connection with trust preferred and mortgage-backed securities offerings of IndyMac or its subsidiaries during 2001 and general accounting advice.

(3) The Audit Committee has considered whether the provision of the services relating to these fees is compatible with maintaining the principal accountants' independence.

(4) Includes fees for all services not included in the other three categories listed. These fees were primarily for tax, compliance and consulting services, business continuity planning and assistance in designing an Internetbased training platform.

                          ANNUAL REPORT AND FORM 10-K

     The 2001 Annual Report to Stockholders containing the consolidated financial statements of IndyMac for the year ended December 31, 2001 accompanies this proxy statement.

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF INDYMAC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, INDYMAC BANCORP, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7211, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM INDYMAC UPON PAYMENT TO INDYMAC OF THE COST OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than November 13, 2002 to be considered for inclusion in IndyMac's proxy materials for that meeting.

     Stockholders intending to present business at IndyMac's 2003 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac's Bylaws. To bring business before an annual meeting, IndyMac's Bylaws require, among other things, that the stockholder submit written notice there of complying with the Bylaws to the Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than December 26, 2002 and no later than January 24, 2003. If the notice is received before December 26, 2002 or after January 24, 2003, it will be considered untimely and IndyMac will not be required to present the proposal at the 2003 Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Sommers
                                          ----------------------------------
                                          Richard L. Sommers
                                          EXECUTIVE VICE PRESIDENT, GENERAL
Dated: March 13, 2002                     COUNSEL AND SECRETARY

                                                                      APPENDIX A


                 INDYMAC BANCORP, INC. AUDIT COMMITTEE CHARTER

PURPOSE

     An Audit Committee is appointed by the Board of Directors (the "Board") of IndyMac Bancorp, Inc. (the "Corporation"). The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others, the Corporation's system of internal controls, and the Corporation's audit, accounting, and financial reporting processes generally. In carrying out this function, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation's financial reporting process and system of internal control; review and appraise the audit efforts of the Corporation's independent accountants and internal audit department; and provide for open, ongoing communication among the independent accountants, financial and senior management of the Corporation and of IndyMac Bank, F.S.B. (the "Bank"), the internal audit department, and the Board concerning the Corporation's financial position and affairs.

COMPOSITION

     The Audit Committee shall be comprised of not less than three members, all of whom have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation. All members of the Audit Committee shall be "financially literate," as the Board interprets such qualifications using its business judgement. At least one Audit Committee member will have accounting or related financial management expertise.

MEETINGS

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet at least annually, and more often as warranted, with the General Auditor and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or any of these parties believes should be discussed privately. The Audit Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing senior managers of the Corporation or its subsidiaries. The Audit Committee shall meet at least annually with management, the General Auditor and/or the audit committee of the Bank regarding its systems of internal control, results of audits, and accuracy of financial reporting.

RESPONSIBILITIES AND DUTIES

     The Audit Committee's responsibility is oversight, and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent accountants are responsible to audit them. Additionally, the Audit Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge and more detailed information about the Corporation than do the members of the Audit Committee; consequently, in carrying out its oversight responsibilities the Audit Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent accountants'work.

     The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

     o Review with a representative of financial management and the independent accountants the financial information contained in the Corporation's Quarterly Report on Form 10-Q prior to its filing, the Corporation's earnings announcements prior to release, and the results of the independent accountants' review of Interim Financial Information pursuant to SAS 71. The Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of this review.

     o Review with management and the independent accountants at the completion of the annual audit of the Corporation's consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

          1. the Corporation's annual consolidated financial statements and related footnotes;

          2. the independent accountants' audit of the consolidated financial statements and their report;

          3. any significant changes required in the independent accountants' examination plan;

          4. any serious difficulties or disputes with management encountered during the course of the audit; and

          5. other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including discussions relating to the independent accountants' judgements about such matters as the quality, not just the acceptability, of the Corporation's accounting practices and other items set forth in SAS 61 (Communications with Audit Committees) or such other auditing standards that may in time modify, supplement or replace SAS 61.

     o On an annual basis, the Audit Committee should ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, and discuss with the accountants their independence. The Audit Committee will recommend that the Board take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the accountants and satisfy itself that the Corporation has engaged independent accountants as required by the Securities Acts administered by the Securities and Exchange Commission.

     o The Audit Committee shall have prepared and shall review the Audit Committee Report for inclusion in the annual stockholders' meeting proxy statement. The Audit Committee Report must state whether the Audit Committee:

          1. has reviewed and discussed the audited consolidated financial statements with management;

          2. has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

          3. has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence; and

          4. has recommended to the Board, based on the review and discussions referred to in above items (1) through (3), that the Corporation's consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     o The Audit Committee and Board are responsible for the selection, evaluation and, where appropriate, replacement of the independent accountants. Consistent with these responsibilities, it is recognized that the independent accountants are ultimately accountable to the Board and Audit Committee.

     o Review and reassess the adequacy of this Audit Committee Charter on an annual basis. This Charter will be included as an appendix to the annual stockholders' meeting proxy statement at least once in every 3 year period and in the next annual stockholders' meeting proxy statement after any significant amendment to this Charter.

     o In consultation with the independent accountants and the General Auditor, regularly review the integrity of the Corporation's financial reporting processes and system of internal control.

     o Review and concur in the appointment, replacement, reassignment or dismissal of the General Auditor. Confirm and assure the objectivity of the General Auditor.

     o Review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

     o Review, as needed, the internal audit department's charter, which shall define its purpose, authority, and responsibilities.

     o Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountants.

     o Review legal and regulatory matters that may have a material impact on the Corporation's consolidated financial statements, related compliance policies and programs, and reports received from regulators.

     o Review with the General Auditor the results of the internal audit department's review of compliance with the Corporation's Code of Conduct.

     In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate under law, the Corporation's charter or by-laws, and the resolutions and other directives of the Board.

     The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board.

     The Audit Committee will report its actions to the Board with such recommendations as the Audit Committee may deem appropriate.


           INDYMAC                            VOTE BY TELEPHONE OR INTERNET
         BANCORP, INC.                        24 HOURS A DAY, 7 DAYS A WEEK


           TELEPHONE                                    INTERNET                                          MAIL
         1-888-216-1322                     HTTPS://WWW.PROXYVOTENOW.COM/NDE

Use any touch-tone telephone to vote     Use the Internet to vote your proxy. Have     Mark, sign and date your proxy card and
your proxy. Have your proxy card in      your proxy card in hand when you access       return it in the postage-paid envelope we
hand when you call. You will be          the website. You will be prompted to enter    have provided.
prompted to enter your control           your control number, located in the box
number, located in the box below, and    below,  to create an electronic ballot.
then follow the simple directions


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY
CARD.


                                                                                  --------------------------------------------------


                                                                                                  CONTROL NUMBER FOR
                                                                                             TELEPHONE OR INTERNET VOTING
                                                                                  --------------------------------------------------

1-888-216-1322
CALL TOLL-FREE TO VOTE


                              DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

------------------------------------------------------------------------------------------------------------------------------------

         Please sign, date and return                 /X/
/ /      this proxy card in the             Votes must be indicated
         enclosed envelope.                 (x) in Black or Blue ink.


1.   Election of Directors

     FOR                 WITHHOLD
     ALL  / /            FOR ALL   / /         *EXCEPTIONS    / /                Consent to future electronic
                                                                                 delivery of Annual Report/Proxy
                                                                                 Statement (see explanation on         / /
Nominees: 01 - David S. Loeb, 02 - Michael W. Perry, 03 - Lyle E.                page 2 of the Proxy Statement).
Gramley,  04 - Hugh M. Grant,
05 - Patrick C. Haden, 06 - Robert L. Hunt II, 07 - Frederick J. Napolitano,     To change your address, please
08 - James R. Ukropina                                                           mark this box and correct at          / /
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK   left.
THE "EXCEPTIONS" BOX AND
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)                          To include any comments, please
                                                                                 mark this box, and use reverse        / /
*Exceptions:                                                                     side.
              -------------------------------------------------------------

                                                                                 I PLAN TO ATTEND THE MEETING.         / /
2.   To approve the IndyMac Bancorp, Inc.
     2002 Incentive Plan.        FOR  / /      AGAINST   / /    ABSTAIN   / /

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.

                                                                                                        -------------------------
                                                                                                         SCAN LINE
                                                                                                        -------------------------

                                                                    Please date and sign exactly as your name appears on this card.
                                                                    Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.
                                                                    Executors, trustees etc. should give full title as such.


                                                                     Date   Share Owner sign here      Co-Owner sign here

                                                                    ------ -----------------------    ---------------------------

                                                                    ------ -----------------------    ---------------------------


--------------------------------------------------------------------------------

                              INDYMAC BANCORP, INC.
                                    P R O X Y

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF STOCKHOLDERS APRIL 24, 2002

         The undersigned hereby appoints David S. Loeb and Michael W. Perry, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. ("IndyMac") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac to be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on April 24, 2002 at 9:00 a.m. and any adjournments thereof.

         Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated March 13, 2002 is hereby acknowledged.

(continued and to be signed on the reverse side.)



                                             INDYMAC BANCORP, INC.
                                             P.O. BOX 11262
                                             NEW YORK, N.Y.  10203-0262